Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-49363, 333-122186, 333-54060, 333-54062, 333-53982, 333-65694, 333-109043, 333-132523, 333-132526, 333-152896, and 333-145923) on Form S-8 and Registration Statement (No. 333-163167) on Form S-3 of GSI Commerce, Inc. of our report dated April 28, 2010, with respect to the balance sheet of MBS Insight, Inc. as of December 27, 2009, and the related statements of earnings, stockholders’ equity and cash flows for the year then ended, which report appears in this Form 8-K/A of GSI Commerce, Inc.

KPMG LLP

Omaha, Nebraska
June 3, 2010